EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of May 21, 2001, by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the "Corporation"), and JAMIESON KARSON, an individual residing at 940 Browers Point Branch, Woodmere, New York, 11598 ("Executive").


                                   WITNESSETH:


                  WHEREAS, subject to the terms and considerations hereinafter set forth, the Corporation wishes to employ Executive in the positions set forth herein and Executive wishes to accept such employment.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

         Section 1. EMPLOYMENT. The Corporation hereby employs Executive and Executive hereby accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

         Section 2. DUTIES. Executive shall serve as Chief Executive Officer and Vice Chairman of the Corporation's Board of Directors (the "Board of Directors") and shall properly perform such duties as may be assigned to him from time to time by the Office of the Chair (or, if no Office of the Chair exists, by the Board of Directors). If requested by the Office of the Chair (or, if no Office of the Chair exists, by the Board of Directors), Executive shall serve on any committee of the Board of Directors without additional compensation. During the Term of this Agreement, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Executive shall not engage in any other significant business activity that would detract from his ability to perform services to the Corporation.

         Section 3. TERM OF EMPLOYMENT. The term of Executive's employment, unless sooner terminated as provided herein, shall be for a period of three (3) years commencing July 1, 2001 and ending on June 30, 2004 (as may be extended from time to time, the "Term"). The Term shall be automatically extended for successive one year periods thereafter unless the Corporation notifies Executive in writing of its intention not to so extend the Term at least three (3) months prior to the end of the original or any extended Term.

         Section 4.     COMPENSATION OF EXECUTIVE.

                  4.1 BASE SALARY. Corporation shall pay to Executive an annual base salary for his services hereunder of Three Hundred Seventy Five Thousand Dollars ($375,000), less such deductions as shall be required to be

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withheld by applicable law and regulations. On each July 1st during the Term
(commencing on July 1, 2002), Executive shall be entitled to receive a 10% increase in his base salary if the Corporation's net income (as reported by the Corporation in its quarterly and annual reports filed with the Securities Exchange Commission) (the "Net Income") for the four (4) calendar quarters ending on the most recent June 30th is greater than the Net Income for the four
(4) calendar quarters ending on the preceding June 30th. Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary."

                  4.2 TIME OF PAYMENT. Executive's Base Salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices for senior executives. The Corporation shall determine whether Executive is entitled to an increase in Base Salary pursuant to Section 4.1 above as promptly as practicable after each June 30th during the Term and any such increase shall be paid retroactively to July 1st of such year.

                  4.3 ANNUAL BONUS. The Corporation shall pay Executive a $100,000 cash bonus for fiscal year 2001, which bonus shall be paid no later than April 15, 2002 and pro-rated for the actual number of months in fiscal year 2001 that Executive is employed under this Agreement. For each fiscal year that occurs during the Term (other than fiscal year 2001), the Corporation shall pay Executive a cash bonus in an amount determined by the Board of Directors, which amount shall be not less than four percent (4%) of the increase in the Corporation's earnings before interest, tax, depreciation and amortization ("EBITDA") for such fiscal year over the EBITDA of the prior fiscal year (the "Cash Bonus"). The determination of EBITDA for any fiscal year shall give effect to all bonuses (including the bonus provided for in this Section 4.3) accrued or payable for such fiscal year to Executive and all other employees of the Corporation. Executive's Cash Bonus for any fiscal year shall be based on audited financial statements of the Corporation for such fiscal year and shall be paid to Executive no later than April 15 of the year immediately following such fiscal year.

                  4.4 INITIAL STOCK OPTION GRANT. The Corporation agrees that, on the date of the Corporation's next annual meeting, Executive shall be granted options to acquire 100,000 shares of common stock of the Corporation (the "Initial Options"). The grant of the Initial Options is conditioned upon approval by the Corporation's stockholders of the Amendment of the Corporation's 1999 Stock Plan. The Initial Options (i) shall be granted pursuant to the Corporation's 1999 Stock Plan, (ii) shall vest quarterly over one year from the date of grant and (iii) shall be exercisable after vesting at an exercise price equal to the closing market price on the trading day immediately prior to the Corporation's next annual meeting for the five year period following the date of grant, provided, however, that if Executive ceases to be either an employee or director of the Corporation, the exercise period shall be shortened in accordance with the Corporation's 1999 Stock Plan.

                  4.5 INITIAL STOCK GRANT. On the date of the Corporation's next annual meeting, the Corporation shall grant Executive 10,000 shares of restricted common stock (the "Restricted Shares"). The restrictions on twenty five percent (25%) of the Restricted Shares shall lapse, and such Restricted Shares shall become unrestricted, at the end of each of the four full calendar quarters following the date of the Corporation's next annual meeting. In the event Executive ceases to be either an employee or director of the Corporation, the ownership of any Restricted Shares granted pursuant to this Section 4.5 that

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have not become unrestricted prior to the date that Executive ceases to be either an employee or director of the Corporation shall revert to the Corporation.

                  4.6 ANNUAL STOCK OPTION GRANT. Subject to the approval by the Corporation's stockholders of the Amendment of the Corporation's 1999 Stock Plan (the "1999 Plan") and subject to availability of shares under such 1999 Plan or any other qualified or non-qualified stock incentive plan designated by the Board of Directors and approved by the stockholders, on or about the date of the Corporation's annual meeting (but not later than June 30th) for each year of the Term (beginning in 2002) (each, a "Grant Date"), Executive shall be granted an option ("Annual Option") to purchase a number of shares of common stock of the Corporation equal to the dollar amount of the Cash Bonus Executive received for the previous fiscal year, provided, however, that in no event shall the number of shares subject to any Annual Option be greater than 100,000. The Annual Options granted pursuant to this Agreement shall be granted pursuant to the Corporation's 1999 Stock Plan or any other qualified or non-qualified stock incentive plan designated by the Board of Directors, which other plan has been approved by the stockholders of the Corporation. The Annual Options shall vest quarterly over the one year period following the Grant Date and shall be exercisable after vesting at a price equal to the closing price of the common stock of the Corporation on the Grant Date for a period of five years from the Grant Date, provided, however, that if Executive ceases to be either an employee or director of the Corporation, the exercise period shall be shortened in accordance with the stock plan under which the Annual Option was granted.

                  4.7 EXPENSES. During the Term, the Corporation shall promptly reimburse Executive for all reasonable and necessary travel expenses and other disbursements incurred by Executive on behalf of the Corporation in performance of Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Corporation to the extent possible, consistent with corporate practice with respect to the reimbursement of expenses incurred by the Corporation's senior executives.

                  4.8 AUTOMOBILE ALLOWANCE. The Corporation shall, at the direction of Executive, either reimburse Executive for, or directly pay the costs of, Executive's use of an automobile in connection with the performance of his duties hereunder during the Term of this Agreement and all usual expenditures in connection therewith; i.e., fuel, insurance, parking, customary maintenance and repairs, etc., provided, however, that expenses either reimbursed or paid pursuant to this Section shall not exceed Ten Thousand Dollars ($10,000) for any year.

                  4.9 BENEFITS. During the Term, Executive shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives.

                  4.10 DEFERRAL OF COMPENSATION. Notwithstanding anything to the contrary in this Agreement, any remuneration under this Agreement or any other agreements to which the Corporation and Executive are parties in respect of employment that is not deductible for any taxable year of the Corporation because of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") will be deferred until the first day that any excess remuneration becomes deductible under Section 162(m) or by virtue of its repeal or amendment. Any such deferred payment will bear interest at the prime rate plus one

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beginning with the date such payment is first deferred. Notwithstanding any provision in this Agreement to the contrary, this Section 4.10 shall survive the termination of this Agreement.

                  4.11 LOANS TO EXECUTIVE. From time to time during the Term, at Executive's request, Executive may borrow funds from the Corporation, provided, that, at any time the aggregate amount of any such borrowings shall not exceed the amount of Executive's remuneration that has been deferred pursuant to Section 4.10. Executive shall be required to pay interest on such borrowings at a rate equal to the prime rate plus one and such borrowings will be subject to any additional terms and conditions as reasonably determined by the Board of Directors.

         Section 5.     TERMINATION.

                  5.1   DEATH OR TOTAL DISABILITY.

                       (a) Death. This Agreement shall terminate upon the death of Executive; provided, however, that the Corporation shall continue to pay to the estate of Executive the Base Salary as set forth in Section 4.1 hereof for the twelve (12) month period immediately subsequent to the date of Executive's death.

                        (b) Total Disability. In the event Executive is discharged due to a "Total Disability" (as defined in Section 6.1 below), then this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Executive with respect to this Agreement, except obligations accrued prior to such termination and as provided in Section 6.2 hereof.

                  5.2 TERMINATION FOR CAUSE; EXECUTIVE'S RESIGNATION. In the event Executive is discharged "For Cause" (as defined below) or in the event Executive resigns (other than pursuant to Section 5.5 hereof), then upon such occurrence, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Executive with respect to this Agreement, except obligations accrued prior to such termination.

                  5.3 TERMINATION OTHER THAN FOR CAUSE. In the event (i) Executive is discharged other than "For Cause" or due to his death or "Total Disability," or (ii) the Corporation notifies Executive that the Corporation has elected to not extend the Term of this Agreement as provided in Section 3, then the Corporation shall pay the following amount to Executive: the product of (i) Executive's Base Salary on the date of such termination (or, in the case of a non-extension, the date on which the Term of this Agreement would expire after such non-extension) plus the Cash Bonus paid (or payable) to Executive for the fiscal year ending on the December 31 immediately preceding the date of such termination (or, in the case of a non-extension, the date on which the Term of this Agreement would expire after such non-extension) (if such immediately preceding fiscal year is 2001, plus $100,000) multiplied by (ii) the greater of
(A) the number of years (and fractions of years) remaining on the Term or (B) two. Such amount shall be paid over a two year period from the date of termination (or, in the case of a non-extension, from the date on which the Term of this Agreement would expire after such non-extension) in substantially equal installments on a basis consistent with the payroll schedule applied to Executive during the Term of this Agreement. Notwithstanding anything to the

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contrary herein, the Corporation will have no obligation to make any payments to
Executive in connection with the Corporation's election not to extend the Term beyond Executive's 60th birthday.

                  5.4 "FOR CAUSE". As used herein, the term "For Cause" shall mean:

                        (a) the conviction of, or pleading guilty or nolo contendere to, any crime, whether or not involving the Corporation, constituting a felony in the jurisdiction involved, which the Board of Directors, in its sole discretion, determines may have an injurious effect on the Corporation;

                        (b) the conviction of any crime involving moral turpitude; or

                        (c) gross negligence or willful misconduct in the conduct of Executive's duties or willful or repeated failure or refusal to perform such duties as may be delegated to Executive by the Office of the Chair (or, if no Office of the Chair exists, by the Board of Directors) which are consistent with Executive's position, and that as to any conduct concerning this subsection (c), such conduct is not corrected by Executive within fourteen (14) days following receipt by Executive of written notice from the Office of the Chair (or, if no Office of the Chair exists, from the Board of Directors), such notice to state with specificity the nature of the breach, failure or refusal, gross negligence or willful misconduct related to Executive's employment with the Corporation.

                  5.5   TERMINATION UPON CHANGE OF CONTROL.

                        (a) If, during the period commencing 120 days prior to a Change of Control and ending on the first anniversary of a Change of Control, Executive's employment shall have been terminated by the Corporation (other than For Cause) or by Executive for Good Reason:

                        (i) all unvested options to acquire stock of the Corporation held by Executive shall vest on the date of termination;

                        (ii) the Corporation shall make a lump sum cash
                  payment to Executive within ten (10) days of the date of termination in an amount equal to (i) the amount of compensation that is accrued and unpaid through the date of termination pursuant to Section 4 of this Agreement and (ii) three (3) times the total compensation received by Executive pursuant to Sections 4.1 and 4.3 of this Agreement for the preceding 12-month period ending December 31.

                        (b) In the event that any payment (or portion thereof) to Executive under Section 5.5(a) is determined to constitute an "excess parachute payment," under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the following calculations shall be made:

                        (i) The after-tax value to Executive of the payments under Section 5.5(a) without any reduction; and

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                        (ii) the after-tax value to Executive of the payments
                  under Section 5.5(a) as reduced to the maximum amount (the "Maximum Amount") which may be paid to Executive without any portion of the payments constituting an "excess parachute payment".

         If after applying the agreed upon calculations set forth above, it is determined that the after-tax value determined under clause (ii) above is greater than the after-tax value determined under clause (i) above, the payments to Executive under Section 5.5(a) shall be reduced to the Maximum Amount.

                  5.6 "CHANGE OF CONTROL". As used herein, the term "Change of Control" shall mean:

                        (a) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Corporation or any subsidiary or any affiliate of the Corporation or any employee benefit plan sponsored or maintained by the Corporation or any subsidiary of the Corporation (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing a majority of the combined voting power of the Corporation's then outstanding securities; or

                        (b) When, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or

                        (c) The occurrence of a transaction requiring stockholder approval for the acquisition of the Corporation by an entity other than the Corporation or a subsidiary or an affiliated company of the Corporation through purchase of assets, or by merger, or otherwise.

                  5.7 "GOOD REASON" As used herein, the term "Good Reason" shall mean the occurrence of any of the following:

                        (a) the assignment to Executive, without his consent, of any duties inconsistent in any substantial and negative respect with his positions, duties, responsibilities and status with the Corporation as contemplated hereunder, if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive;

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                        (b)  any removal of Executive, without his consent,
                             from any positions or offices Executive held as contemplated hereunder (except in connection with the termination of Executive's employment by the Corporation For Cause or on account of Total Disability pursuant to the requirements of this Agreement), if not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive;

                        (c)  a reduction by the Corporation of Executive's
                             Base Salary as in effect as contemplated hereunder or a reduction in any formula used in computing Executive's compensation pursuant to Section 4 of this Agreement, except in connection with the termination of Executive's employment by the Corporation For Cause or due to Total Disability pursuant to the requirements of this Agreement;

                        (d) any termination of Executive's employment by the Corporation during the Term that is not effected pursuant to the requirements of this Agreement;

                        (e) any material breach by the Corporation of the terms of this Agreement that is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive;

                        (f) the relocation of Executive's work location, without Executive's consent, to a place more than seventy five (75) miles from the location set forth herein; or

                        (g) failure by any successor to the Corporation to expressly assume all obligations of the Corporation under this Agreement, which failure is not remedied by the Corporation within thirty (30) days after receipt of written notice thereof from Executive.

         Section 6.     DISABILITY.

                  6.1 TOTAL DISABILITY. In the event that after Executive has failed, due to a disability, to have performed his regular and customary duties for a period of ninety (90) consecutive days or for any one hundred eighty (180) days out of any three hundred and sixty (360) day period, and before Executive has become "Rehabilitated" (as hereinbelow defined) a majority of the members of the Board of Directors, exclusive of Executive, may vote to determine that Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of such majority vote, Executive shall be deemed to be suffering from a "Total Disability." As used herein, the term "Rehabilitated" shall mean such time as Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his disability.

                  6.2 PAYMENT DURING DISABILITY. In the event Executive is unable to perform his duties hereunder by reason of a disability, prior to the

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time such disability is deemed a Total Disability in accordance with the provisions of Section 6.1 above, the Corporation shall continue to pay Executive his Base Salary pursuant to Section 4.1 during the continuance of any such disability. Upon a determination of any Total Disability pursuant to the provisions of Section 6.1 above, the Corporation shall pay to Executive his Base Salary pursuant to Section 4.1 for the twelve (12) month period immediately subsequent to the date of determination of Total Disability.

         Section 7. VACATIONS. Executive shall be entitled to a vacation of four (4) weeks per year, during which period his Base Salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient.

         Section 8. DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Corporation or any of its affiliates, including, but not limited to, confidential information and trade secrets concerning the Corporation's (or any of its affiliate's) working methods, processes, business and other plans, programs, designs, products, know-how, costs, marketing, promotion, sales activities, trading, investment, credit and financial data, manufacturing processes, financing methods, profit formulas, customer names, customer requirements and supplier names. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Corporation, including but not limited to its customer list, and not otherwise in the public domain. The provisions of this Section 8 shall survive Executive's employment hereunder.

         Section 9.     COVENANT NOT TO COMPETE.

                        (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agree, and accordingly, Executive does hereby agree that, except as provided in Subsection (c) below, he shall not, directly or indirectly, at any time during the Restricted Period within the Restricted Area (as such terms are defined in Section 9(d) below), engage in any Competitive Business (as defined in Section 9(d) below), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity. The Corporation acknowledges that Executive is currently a ten percent (10%) stockholder of Jackarle, Inc., a privately-held, New York retail apparel corporation and the Corporation agrees that such ownership interest does not violate the restrictions set forth in this Section 9(a).

                        (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period (i) solicit any customers of the Corporation or
(ii) solicit, employ or engage, or cause, encourage or authorize, directly or

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indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Corporation or any of its subsidiaries.

                        (c) This Section 9 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

                        (d)  The term "Restricted Period," as used in this
Section 9, shall mean the period of Executive's actual employment hereunder plus twenty-four (24) months after the date Executive is no longer employed by the Corporation. The term "Restricted Area" as used in this Section 9 shall mean anywhere in the world. The term "Competitive Business" as used in this Agreement shall mean the design, manufacture, sale, marketing or distribution of (i) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Corporation or any of its affiliates, (ii) jewelry and other giftware, (iii) cosmetics, fragrances and other health and beauty care items, (iv) housewares, furniture, home furnishings and related products and (v) other branded products related to fashion, cosmetics or lifestyle.

                        (e) The provisions of this Section 9 shall survive the termination of Executive's employment as provided hereunder.

         Section 10. REASONABLENESS OF COVENANTS. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8 and 9 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Corporation and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Executive further acknowledges that, in the event any provision of Sections 8 and 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or otherwise, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.


         Section 11.    MISCELLANEOUS.

                  11.1 ENFORCEMENT OF COVENANTS. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any covenant of Executive herein, the injury or imminent injury to the value and goodwill of the Corporation's business could not be reasonably or adequately compensated in damages in an action at law. Executive therefore agrees that the Corporation, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach by Executive of any provision of this Agreement (including, but not limited to the provisions of Sections 8 and 9). Without limiting the generality of the foregoing, if Executive breaches any provision of Section 8 or 9 hereof, such breach will entitle the Corporation to enjoin Executive from disclosing any

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confidential information to any competing business, to enjoin such competing business from receiving Executive or using any such confidential information, and/or to enjoin Executive from rendering personal services to or in connection with such competing business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                  11.2 SEVERABILITY. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  11.3 ASSIGNMENTS. Neither Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Corporation may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with a business combination (subject to Section 5.5 hereof).

                  11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by Executive and by an expressly authorized officer of the Corporation.

                  11.5 WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

                  11.6 BINDING EFFECT. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

                  11.7 HEADING. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.8 NOTICES. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in

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writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

                  11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws principles and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

                  11.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date set forth above.


                                              STEVEN MADDEN, LTD.


                                              By: /s/ STEVEN MADDEN
                                                  ------------------------------
                                                  Name: Steven Madden
                                                  Title: Chief Executive Officer


                                                  /s/ JAMIESON KARSON
                                                  ------------------------------
                                                  Jamieson Karson


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